Exhibit 99.2

Appyea, Inc. (OTCQB: APYP) Unveils Techlott—a Blockchain Engine for End-to-End Transparency in Gaming; Announces Strategic Entry into Prediction Markets and Releases Full September 16, 2025 Conference Transcript

This release is being issued today following a brief delay associated with the Israeli High Holidays (internal review, translation, and distribution coordination).

15 October 2025 — Jerusalem Appyea, Inc. (OTCQB: APYP) today introduced Techlott, an infrastructure-grade blockchain engine being designed to establish a new standard for trust, transparency, and real-time outcome verification across gaming industry .. In line with remarks made by CEO Yakir Abadi at the September 16 conference, Appyea is also announcing its strategic entry into the prediction-markets segment, focusing on B2G/B2B deployments for governments and regulated operators.

Investor Highlights

●	Strategic Entry into Prediction Markets: Appyea is preparing to deliver Techlott-based infrastructure for regulated prediction venues—including forecasting events and competitive formats—where verifiable, audit-ready results are essential.

●	Infrastructure First: Techlott records every outcome (number, card, event) as a transparent, verifiable, and tamper-resistant on-chain artifact—in real time and open to public audit.

●	B2G/B2B Focus: Purpose-built for governments and regulated operators; not a direct-to-consumer product.

●	Trust at the Core: Addresses long-standing trust and transparency gaps among players, operators, and regulators.

●	Token Evaluation: The Company is evaluating a Techlott network token and a potential ICO; there is no current offer of securities or tokens of any kind.

●	Nasdaq Uplisting Preparation: Appyea continues to assess an uplisting pathway, subject to applicable standards and required approvals.

Conference Materials & Transcript

READ THE CEO’S FULL CONFERENCE TRANSCRIPT (ENGLISH TRANSALTION) WHICH IS ATTAHFED AS AN EXHIBIT TO THE Company’s Current Report on Form 8-K.

Entering Prediction Markets — Strategy & Architecture

As signaled at the conference, Appyea intends to focus its prediction-markets effort on regulated, verifiable event resolution where integrity is paramount.

●	Use-Case Scope: Government-sanctioned forecasting markets and operator-run prediction venues for events with objective, pre-defined resolution criteria.

●	On-Chain Event Resolution: Techlott is being designed to support transparent event definitions, time-stamped data inputs, and immutable attestations of outcomes, enabling independent verification.

●	Auditability & Dispute Handling: A complete, on-chain audit trail is intended to simplify reconciliations and reduce disputes, with governance hooks for operator/regulatory workflows.

●	Compliance-Ready by Design: The Company’s B2G/B2B approach emphasizes KYC/AML, jurisdictional geofencing, reporting, and controls aligned with applicable regulatory frameworks.

●	Integration Path: A practical track from proof-of-concept to production with regulated operators and public bodies, leveraging APIs and documentation aligned to enterprise standards.

CEO Perspective (Summary)

At the conference, Yakir Abadi, Chief Executive Officer, emphasized Appyea’s intent for APYP to become the preferred infrastructure layer of gaming, including prediction markets: outcomes are generated and recorded on-chain, in real time, open to audit, and immutable—a foundation aimed at enabling confidence for players, operators, and governments.

Chairman’s Remarks — ICO Evaluation for the Techlott Ecosystem

Eldar Grady, Chairman of the Board:

“Techlott is infrastructure, not a feature. As we advance commercially and technically, the Board is evaluating an issuance of a dedicated Techlott network token—a digital asset with embedded utility for the network (including settlement of network fees, permissioning and access, staking or attestation for result verification)—that may also be deemed a security under applicable law.

Our objective, if we proceed, is a regulatory-compliant ICO in jurisdictions where permitted, with full KYC/AML and robust governance. The token is intended to support prediction-market workflows end-to-end — event definition, data attestation, resolution, and reporting—while aligning incentives among governments, regulated operators, technology providers, and users. We believe this structure can create a durable economic loop around verification and audit, materially benefiting both the Techlott ecosystem and the industry at large by improving confidence, reducing disputes, and simplifying cross-border integrations.

There is no assurance at this stage regarding timing, size, or structure. Consistent with strengthening governance and market visibility, we are also continuing preparations toward a potential uplisting to Nasdaq, subject to meeting applicable requirements and approvals. Of course no assurance can be provided that we will in fact be successful in applying and even if we apply that our application will be ultimately accepted”.

Conference Details and Access to Transcript of Conference

The conference was held on September 16, 2025. This press release is being published on October 15, 2025 following a short delay related to the Israeli High Holidays, which affected internal review cycles, translation, and coordinated distribution to media and market participants. You can access the full English Language Translation of the Transcript in the Company’s Current Report of Form 8-K filed on October 15, 2025.

This release does not constitute an offer to sell or a solicitation of an offer to buy any securities or tokens. Any future token issuance (including an ICO), if undertaken, will be conducted in compliance with applicable laws, including registration or an available exemption, jurisdiction-specific restrictions, and publication of offering materials/terms.

About Appyea, Inc. (OTCQB: APYP)

Appyea is developing Techlott, an infrastructure-grade blockchain engine for trust, transparency, and real-time verification across government and regulated-operator use cases in gaming and, prediction markets, and digital competitions. The Company operates a B2G/B2B model and aims to establish a uniform, auditable standard for outcomes.

Safe Harbor Statement:

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of AppYea are subject to many factors including, but not limited to, the sufficiency or working capital to complete the multi-prong platform and realize our business plans and new strategic direction, the going concern qualification in our financial statements, our ability to penetrate the new intended markets, our success in integrating the platform and initiating go-to-market efforts, our success in commercializing the integrated platform, our success in uplisting to Nasdaq or any other US exchange, evaluation of a Techlott token and a potential ICO, market strategy and timelines, successful entry into prediction markets, the introduction of competitive products, the impact of any adverse litigation, commercialization and technological difficulties, and the other risks identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission on April 15, 2025. Such statements are based upon the current beliefs and expectations of management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information, or otherwise.

Investor Relations Contact:

Golmidas Communications

Email: info@golmidas.com